CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 14, 2008, relating to the financial statements of Lamberts Cove Acquisition Company, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 18, 2008